Exhibit 99.1

NEWS RELEASE

Contact:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders Announces Notice from the NYSE Amex LLC

BENSALEM, Pa., December 7, 2009 /PRNewswire-FirstCall/ -- Orleans Homebuilders, Inc. (the “Company”) (Amex: OHB) announced today that on December 1, 2009 the Company received a written notice from NYSE Amex LLC (the “Exchange”) stating that the Company is not in compliance with certain of the Exchange’s continued listing criteria.

On November 2, 2009, the Company received a written notice from the Exchange stating that the Company is not in compliance with the Exchange’s continued listing criteria set forth in Sections 134 and 1101 of the NYSE Amex LLC Company Guide (the “Company Guide”) because it failed to timely file its Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended June 30, 2009 and such failure constitutes a material violation of its listing agreement with the Exchange authorizing the Exchange to suspend and, unless prompt corrective action is taken, remove the Company’s common stock from the Exchange pursuant to Section 1003(d) of the Company Guide.  The Company submitted a plan of compliance to the Exchange on November 16, 2009 advising the Exchange of the actions the Company intends to take to bring the Company into compliance with the applicable provisions of the Company Guide by February 2, 2010.

On December 1, 2009, the Company received a written notice from the Exchange stating that the Company is not in compliance with the Exchange’s continued listing criteria set forth in Sections 134 and 1101 of the Company Guide because it failed to timely file its Quarterly Report on Form 10-Q (the “Form 10-Q”) for the fiscal quarter ended September 30, 2009 and such failure constitutes a material violation of its listing agreement with the Exchange authorizing the Exchange to suspend and, unless prompt corrective action is taken, remove the Company’s common stock from the Exchange pursuant to Section 1003(d) of the Company Guide.  While the plan of compliance submitted by the Company on November 16, 2009 also addressed the Company’s failure to file the Form 10-Q, the Company may submit a revised plan of compliance to the Exchange on or before December 15, 2009 advising the Exchange of the actions the Company intends to take to bring the Company into compliance with the applicable provisions of the Company Guide by February 2, 2010.

The Company did not timely file its Form 10-K and Form 10-Q as this would have required unreasonable effort and expense.  The Company is working as expeditiously as possible to finalize its accounting and related disclosure for the periods covered by its Form 10-K and Form 10-Q and currently expects to file the Form 10-K and the Form 10-Q in early 2010.  The Company can, however, offer no assurance that it will file its Form 10-K or Form 10-Q at or before early 2010.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including first-time, move-up, luxury, empty nester and active adult homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the anticipated filing dates of the Form 10-K and 10-Q;  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q.